UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)      May 11, 2004

TeraForce Technology Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-11630	76-0471342

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1240 East Campbell Road, Richardson, Texas		75081

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code      (469) 330-4960

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Item 12. Results of Operations and Financial Condition.

         On May 11, 2004 the Company issued a press release concerning its results of operations for the quarter ended March 31, 2004 and providing information regarding a conference call to be held at 2:30 CDT on May 11, 2004 to discuss these results.

The text of this release is as follows:

TeraForce Reports
First Quarter 2004 Results
N E W S R E L E A S E
Operating Profit Almost $2 Million

Contact:	Patty Dickerson, Investor Relations - 469-330-4969
pdickerson@teraforce-tech.com

RICHARDSON, TEXAS (May 11, 2004) – TeraForce Technology Corporation (OTCBB: TERA) today announced financial results for the first quarter ended March 31, 2004.

Financial Results

Net income for the first quarter of 2004 was $1,587,000 ($0.01 per share) compared to a net loss of $2,191,000 ($0.01 per share) in the first quarter of 2003. Net revenues in the first quarter of 2004 amounted to $4,607,000 versus $953,000 in the first quarter of 2003. Operating profit for the three months ended March 31, 2004 amounted to $1,922,000 versus an operating loss of $1,716,000 in the same period of 2003. Results for the first quarter of 2004 reflect product shipments of $1,657,000 and license fees of $2,950,000, compared to product shipments of $953,000 and no license fees in the first quarter of 2003.

Engineering and development expenses in the first quarter of 2004 were $501,000 as compared to $785,000 in the first quarter of 2003, reflecting the completion of various outsourced tasks last year. Selling and administrative expenses increased slightly to $1,303,000 in the first quarter of 2004 versus $1,204,000 in the first quarter last year. The increase is due primarily to increased sales commissions associated with higher product shipments.

Herman Frietsch, chairman and chief executive officer of TeraForce Technology Corporation commented, “Profitability in the first quarter marks another major milestone in the Company’s progress and provides a strong beginning for the year ahead. The boost in revenues from license fees highlights the importance of our new relationship with Curtiss-Wrights’s VISTA Controls unit. Although the license fees are not expected to be recurring at this level in the foreseeable future, we do expect to see further benefits as our relationship expands with the marketing of the ruggedized products that we are jointly developing.

“Product shipments, while slightly below our record level in the fourth quarter of 2003, are up substantially year over year. We believe this highlights the emerging revenue growth from production programs in which we have obtained design wins for our products. We expect to see shipments increase over the course of 2004 as our existing and anticipated design wins move into higher production levels. Due to the timing of specific orders and shipments, this growth may not be consistent from quarter to quarter.

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“Overall, we have never felt more confident about the Company’s position in the marketplace or more optimistic about our prospects.”

Conference Call Scheduled

The Company will also host a management conference call Tuesday, May 11, 2004 at 2:30 p.m. Central Daylight Time, to review the matters discussed in this release. Shareholders and investors interested in attending the conference call should dial 904-779-4713 ten minutes prior to the call and enter reservation code 23712909. A live webcast of the conference call will also be available on the TeraForce website at http://www.teraforcetechnology.com/ and click on “Investor Relations.”

A replay of the conference call will be available later that day from 5:30 p.m. Eastern Daylight Time through 5:30 p.m. Eastern Daylight Time on June 11, 2004. To access the playback, please call 402-220-2491. The reservation code for the replay is 23712909. A replay will be available online through the TeraForce website at http://www.teraforcetechnology.com/ and click on “Investor Relations.”

About TeraForce Technology Corporation

Based in Richardson, Texas, TeraForce Technology Corporation (OTCBB: TERA) designs, develops, produces and sells high-density embedded computing platforms and digital signal processing products, primarily for applications in the defense electronics industry. TeraForce’s primary operating unit is DNA Computing Solutions, Inc.

Except for the historical information contained herein, the statements in this announcement are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the forward looking statements. Factors that might cause such a difference include, but are not limited to, those relating to: general economic conditions in the markets in which the Company operates; success in the development and market acceptance of new and existing products; dependence on suppliers, third party manufacturers and channels of distribution; contingent liabilities; customer and product concentration; fluctuations in customer demand; maintaining access to external sources of capital; ability to attract and retain key management and technical personnel; issues regarding intellectual property rights; overall management of the Company's expansion; and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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TERAFORCE TECHNOLOGY CORPORATION AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Thousands of dollars, except share data)

	March 31,	December 31,
	2004	2003

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12	$165
Accounts receivable net of allowance of $30 in 2004
and 2003	2,322	1,935
Inventories	1,447	1,595
Prepaid expenses and other current assets	495	537

Total current assets	4,276	4,232

Property and equipment, net	349	378
Investment in affiliate	250	250
Other assets	742	488

	$5,617	$5,348

Liabilities and Stockholders' Deficit
Current liabilities:
Current portion of notes payable	$700	$700
Accounts payable	1,199	1,495
Deferred revenue	350	1,550
Accrued liabilities	1,769	1,686

Total current liabilities	4,018	5,431

Long-term notes payable	6,108	5,909

Other long-term liabilities	495	795

Stockholders’ deficit:
Common Stock, $.01 par value; authorized 200,000,000 shares;
131,257,321 and 130,837,186 shares issued in 2004 and 2003,
respectively	1,313	1,308
Additional paid-in capital	189,385	189,194
Accumulated deficit	(194,115)	(195,702)

	(3,417)	(5,200)
Less 400,474 shares of common stock in treasury at cost	(1,587)	(1,587)

Total stockholders’ deficit	(5,004)	(6,787)

	$5,617	$5,348

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TERAFORCE TECHNOLOGY CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Thousands of dollars, except per share data)

	Three Months Ended
	March 31,

	2004	2003

	(unaudited)
Net revenues	$4,607	$953
Cost of revenue	881	680

Gross profit	3,726	273

Expenses:
Engineering and development	501	785
Selling and administrative	1,303	1,204

	1,804	1,989

Operating profit (loss)	1,922	(1,716)

Other income (expense):
Litigation costs	-	(77)
Share of loss of unconsolidated affiliate	-	(217)
Interest expense	(335)	(116)
Other	-	(65)

	(335)	(475)

Net income (loss)	$1,587	$(2,191)

Basic and diluted income (loss) per share	$.01	$(.02)

Weighted average number of common shares
outstanding (thousands):
Basic	130,603	115,054

Diluted	147,300	115,054

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TERAFORCE TECHNOLOGY CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements of Cash Flows
(Thousands of dollars)

	Three Months Ended March 31,

	2004	2003

	(unaudited)
Cash flows from operating activities:
Net income (loss)	1,587	$(2,191)
Adjustments to reconcile net income (loss) to
net cash used in operating activities:
Utilization of prepaid services	-	119
Depreciation and amortization	55	65
Amortization of deferred financing costs	201	52
Amounts related to unconsolidated affiliate	-	217
Other	(20)	(233)
Changes in operating assets and liabilities:
Accounts receivable	(387)	74
Inventories	148	6
Deferred revenue	(1,200)	-
Accounts payable and accrued liabilities	(513)	371

Net cash used in operating activities	(129)	(1,520)

Cash flows from investing activities:
Capital expenditures	(21)	(4)
Investment in temporary cash investments	-	457
Software development costs	(8)	(83)

Net cash provided by (used in) investing activities	(29)	370

Cash flows from financing activities:
Proceeds from issuance of notes payable	-	600
Proceeds from issuance of common stock	5	500

Net cash provided by financing activities	5	1,100

Net decrease in cash and cash equivalents	(153)	(50)
Cash and cash equivalents, beginning of period	165	55

Cash and cash equivalents, end of period	$12	$5

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TeraForce Technology Corporation

(Registrant)

Date:	May 11, 2004	By: /s/ Herman M. Frietsch

(Signature)
Herman M. Frietsch